As filed with the Securities and Exchange Commission on July 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRAL AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3987148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 1000
Dallas, Texas 75201
(972) 499-4934

(Address of Principal Executive Offices, Zip Code)

Spectral AI, Inc. 2023 Long-Term Incentive Plan

(Full title of the plan)

Vincent S. Capone
Chief Financial Officer
2515 McKinney Avenue, Suite 1000
Dallas, Texas 75201
(972) 499-4934

(Name and address of agent for service; Telephone number, including area code, of agent for service)

Copies to:

Herbert F. Kozlov, Esq.
Lynwood E. Reinhardt, Esq.
Reed Smith LLP
599 Lexington Avenue
New York, New York 10022-7650
(212) 521-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register 8,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Spectral AI, Inc. (the “Registrant”), to be issued pursuant to the Spectral AI, Inc. 2023 Long Term Incentive Plan (the “2023 Plan”). This consists of (i) 4,356,145 shares of Common Stock issuable upon the exercise of outstanding stock option awards under the 2023 Plan as of the date hereof, (ii) 59,700 shares of Common Stock issuable upon the exercise of outstanding restricted stock unit awards under the 2023 Plan as of the date hereof, and (iii) 3,584,155 shares of Common Stock reserved for issuance for future grants under the 2023 Plan as of the date hereof. On November 10, 2023, the Registrant’s Board of Directors (the “Board”) adopted the 2023 Plan, subject to stockholder approval. At the Registrant’s annual stockholder meeting on May 14, 2024, the stockholders approved the 2023 Plan, which permits granting of incentive stock options (they must meet all statutory requirements), non-qualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, incentive bonus awards, and other cash-based or stock-based awards.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of the Registrant’s common stock pursuant to the 2023 Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

1

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 31, 2025;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

(c)	Current Reports on Form 8-K filed with the SEC on March 4, 2025, March 4, 2025, March 4, 2025, March 26, 2025, April 2, 2025, May 29, 2025, May 30, 2025, and June 3, 2025 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit);

(d)	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2025 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2024, which information updated and superseded information included in Part III of our Annual Report on Form 10-K for the year ended December 31, 2024); and

(e)

The description of our common stock contained in our Form 10-K, filed with the Commission on March 31, 2025, and any amendment or report filed with the Commission for purposes of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation (the “Charter”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Charter provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

On September 11, 2023, we (formerly known as Rosecliff Acquisition Corp. I) consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of April 11, 2023, by and among Rosecliff Acquisition Corp I (“RCLF”), Ghost Merger Sub I, Inc. (“Merger Sub I”), Ghost Merger Sub II, LLC (“Merger Sub II”), and Spectral MD Holdings, Ltd. (“Legacy Spectral”), whereby Merger Sub I merged with and into Legacy Spectral (the “First Merger”), with Legacy Spectral surviving the First Merger as a wholly owned subsidiary of RCLF and RCLF, and, immediately following the First Merger, Legacy Spectral merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger and other transactions described in the Business Combination Agreement, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RCLF. In connection with the Merger, the Registrant was renamed Spectral AI, Inc.

As part of the Business Combination, RCLF agreed to indemnify and hold harmless each present and former present and former director, officer, member, manager, employee, fiduciary and agent of Legacy Spectral and its subsidiaries (collectively the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the transactions relating to the Business Combination, whether asserted or claimed prior to, at or after the effective time of the transactions relating to the Business Combination, to the fullest extent that Legacy Spectral would have been permitted under applicable law, its organizational documents, or any other documents in effect on the date of the Business Combination Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law).

RCLF and Legacy Spectral agreed that, following the closing of the transactions contemplated under the Business Combination Agreement (the “Closing”) and prior to the sixth anniversary of the date of the Closing, RCLF and Merger Sub II purchased and maintained in effect directors’ and officers’ liability insurance covering those persons who are covered by the directors’ and officers’ liability insurance policies maintained by Spectral or RCLF as of the Closing with respect to matters occurring prior to the effective time of the First Merger on terms not less favorable than the terms of such current insurance coverage, which such coverage shall remain in effect for the six (6)-year period following Closing.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 15, 2023).

4.2	Amended and Restated Bylaws (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on September 15, 2023).

5.1	Opinion of Reed Smith LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Reed Smith LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Spectral AI, Inc. 2023 Long Term Incentive Plan.

99.2	Form of Stock Option Award Agreement under Spectral AI, Inc. 2023 Long-Term Incentive Plan.

99.3	Form of RSU Award Agreement under Spectral AI, Inc. 2023 Long-Term Incentive Plan.

107	Filing Fee table.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of July, 2025.

SPECTRAL AI, INC.

By:	/s/ J. Michael DiMaio
Name:	J. Michael DiMaio
Title:	Chairman (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Dr. J. Michael DiMaio and Vincent Capone, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ J. Michael DiMaio	Chairman	July 30, 2025
J. Michael DiMaio	Principal Executive Officer

/s/ Vincent S. Capone	Chief Financial Officer	July 30, 2025
Vincent S. Capone	Principal Financial Officer and Principal Accounting Officer

/s/ Colin Bristow	Director	July 30, 2025
Colin Bristow

/s/ Richard Cotton	Director	July 30, 2025
Richard Cotton

/s/ Martin Mellish	Director	July 30, 2025
Martin Mellish

/s/ Deepak Sadagopan	Director	July 30, 2025
Deepak Sadagopan

/s/ Marion Snyder	Director	July 30, 2025
Marion Snyder